UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2011
NOVELIS INC.
(Exact name of Registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 760-4000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 12, 2011, Novelis Inc. announced that Marco Antonio Palmieri has been appointed Senior Vice President of Novelis Inc. and President, Novelis South America, effective August 22, 2011. Mr. Palmieri succeeds Alexandre Almeida, who has departed the Company to pursue other interests.
Mr. Palmieri most recently served as Aluminum Business Director for Votorantim Metais Ltda., from 2007 to 2011. In 2007, he served as President of SNC Lavalin. Prior to that, he held various leadership positions at Rio Tinto Alcan from 1978 to 2006.
The Company entered into an employment agreement with Mr. Palmieri effective August 8, 2011. Mr. Palmieri will receive an annual base salary of R$1,000,000, long-term incentive target opportunity of R$560,000, and short-term incentive target opportunity of R$570,000. The Company guarantees Mr. Palmieri’s short-term incentive target payout for fiscal year 2012.
Mr. Palmieri is eligible to receive a retention payment of $R100,000 payable in two installments, with $R50,000 to be paid 30 days after the effective date of the employment agreement and $R50,000 to be paid one year after the effective date of the employment agreement. Mr. Palmieri will receive benefits and perquisites customarily provided to our executives.
As part of the employment agreement, Mr. Palmieri has agreed to a non-competition provision, prohibiting him from competing with the Company’s business. He also agreed to not solicit the Company’s customers, suppliers or employees during his employment and for a period of one year thereafter.
Mr. Palmieri, age 53, earned a bachelor’s degree in Metallugical Engineering from the School of Mines in Ouro Preto, Brazil, and a master’s degree in Management from McGill University in Montreal, Canada.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: August 18, 2011	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer